Exhibit 3.1.7

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

DRIVETIME OHIO COMPANY, LLC

FIRST:	The name of the limited liability company is DriveTime Ohio Company, LLC.

SECOND:	The Articles of Organization were originally filed with the Arizona Corporation Commission on August 24, 2011.

THIRD:	The purpose of the amendment and restatement of the Articles of Organization is to correct a typographical error in the original Articles of Organization that listed Jon Ehlinger as member where DriveTime Car Sales Company, LLC should have been listed as the member of the company.

FOURTH:	Attached hereto as Exhibit A is the text of the amendment and restatement.

DATED: September 9th, 2011.

DriveTime Ohio Company, LLC
By:	/s/ Jon Ehlinger Jon Ehlinger, Manager

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

DRIVETIME OHIO COMPANY, LLC

The Articles of Organization for the limited liability company are amended and restated to read as follows:

1. The name of the limited liability company is DriveTime Ohio Company, LLC.

2. The address of the company’s known place of business in Arizona is 4020 E Indian School Rd, Phoenix, Arizona 85018.

3. The name and street address of the statutory agent of the company is Steven Johnson, 4020 E. Indian School Rd, Phoenix, Arizona 85018.

4. Management of the limited liability company is vested in a manager or managers. The name and address of each person who is a manager of the limited liability company is Jon Ehlinger, 4020 E Indian School Rd, Phoenix, Arizona 85018.

5. The name and address of each person who is a member who owns a twenty percent or greater interest in the capital or profits of the limited liability company is DriveTime Car Sales Company, LLC, 4020 E. Indian School Rd., Phoenix, Arizona 85018.